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EXHIBIT 16.1


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


May 8, 2002


Dear Sir/Madam:

We have read the first three paragraphs of Item 4 included in the Form 8-K dated May 8, 2002, of Caldera International, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,


/s/ Arthur Andersen LLP
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Arthur Andersen LLP

cc: Mr. Robert K. Bench, CFO, Caldera International, Inc.